Exhibit 2.11

DERIVATIVE CONTRACT - SWAP N°09F00018126

I – PARTS

UNIBANCO - UNIÃO DE BANCOS BRASILEIROS S.A., headquartered in São Paulo, State of São Paulo, Eusébio Matoso Av., 891, registered in CNPJ/MF under the Tax ID No. 33.700.394/0001-40, represented in the social statute, hereinafter called simply UNIBANCO.

NAME: TIM CELULAR SA /
CNPJ/CPF (Tax[payer] ID No.): 04.206.050/0001-80
ADDRESS: R GIOVANNI GRONCHI 7143
CITY: SAO PAULO	UF: São Paulo
INVESTMENT ACCOUNT LINKED TO CHECKING ACCOUNT & BRANCH Nos.: 102308-8 -0300
Hereinafter called CONTRACTING PARTY, represented here in the articles of association / incorporation.

1. Base Value of the Operation:	R$**** 114,289,081.39 (One Hundred Fourteen Million, Two Hundred and Eighty-Nine Thousand, Eighty Reais and Thirty-Nine Cents)
2. UNIBANCO Parameter:	100.00% CDI CETIP + 3.2000% aa exponential
3. CONTRACTING PARTY Parameter:	US Dollars + 4.4000% linear APR, -
4. Exchange rate (when applicable) a) starting R$/Currency: b) for settlement:	1.9396 0 "' Sibacen - PTAX 800, option 5, sales quote, working day immediately before the starting date of operations
5. Operation Deadline:	375 calendar days
6. Due Date:	09/07/2010
7. Calculation Agent: UNIBANCO

The Parts named and qualified above resolved to enter into the present DERIVATIVE CONTRACT - SWAP, hereinafter called simply CONTRACT, which will be ruled by the following clauses and conditions:

OBJECT

1. Under this Contract, UNIBANCO and the CONTRACTING PARTY are mutually obligated to pay the amounts determined based in the respective Parameters and found according to the criteria established in this Contract, having as an effect the change of risk of oscillations of these Parameters.

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 i)           UNIBANCO, observed the terms of Clause 2, below, is obligated to pay the CONTRACTING PARTY, at the Expiration Date (defined in item 6 of Chart II), the result found according to Clause 1.1, calculated based in the Parameter of the CONTRACTING PARTY; and

ii)           the CONTRACTING PARTY, observed the terms of Clause 2, below, is obligated to pay UNIBANCO, at the Expiration Date, the result found according to Clause 1.1, calculated based in the Parameter of the UNIBANCO.

1.1. The value of the obligations of the CONTRACTING PARTY and UNIBANCO due to this Contract will be calculated, separated, by the Calculation Agent, using the Formulas Book SPR – Swap Contracts, of CETIP Chamber of Settlement and Custody, in force at this date, available at the CETIP site (www.cetip.com.br). In the absence of applicable formula to the Parameter used in this Contract, the value of the obligation will be calculated according to the average value found together with the three first-line financial institutions.

1.2. It is agreed by the Parts that the rates, indexes or prices disclosed by Banco Central do Brasil, by CETIP, by Bolsa de Mercadorias e Futuros - BM&F or by other source of public disclosure, will be used by the Calculation Agent to determine the financial results of this Contract, except in the hypothesis of Clause 1.3 below.

1.3. If the rate, index or price to be used in the calculation of the final net value payable from one Part to the other in the terms of this Contract is not available in the official organs or in the organ responsible for its issuance or determination, the Parts irrevocably agree that the Calculation Agent will adopt the rate or price which replaces officially the previous rate, index or price and, if there is no disclosure, will perform all the calculations required for the determination of them to find the final value payable from one Part to the other, always acting with good faith and within the most ethical market standards.

1.4. M Parts already recognize as net and right, including for billing purposes through implementation, the obligations found by the Calculation Agent in compliance with this Contract.

SETTLEMENT BY THE DIFFERENCE

2.           The Parts stipulate that, once they are required, their obligations due to this Contract must be settled only by its difference, as per art. 816 of the Civil Code, in a way that: i) if the obligations of the CONTRACTING PARTY have a higher value than the obligations of UNIBANCO, that one must pay UNIBANCO the largest difference; ii) if the obligations of UNIBANCO have higher value than the obligations of the CONTRACTING PARTY, that one must pay the CONTRACTING PARTY the largest difference; or iii) if the obligations of the CONTRACTING PARTY have the same value of the obligations of UNIBANCO, no payment must be performed.

INVOLUNTARY EARLY SETTLEMENT

3.           Any Part can require the early settlement of this Contract, if there is the noncompliance, by the other Part, of any obligation provided by this Contract. In this case, the early settlement must occur in 5 (five) working days from the receipt, by the Part which has violated the obligation, of the notification issued by the Part which decrees the early settlement.

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3.1. Without loss provided in the caput of this Clause, UNIBANCO can require the early settlement of this Contract if: i) the CONTRACTING PARTY incurs arrears concerning any payment payable from the CONTRACTING PARTY to UNIBANCO under any operation of derivative contracted between them; ii) there is legitimate protest of title against the CONTRACTING PARTY in value, individual or aggregated, equal or higher than R$ 15.000.000,00 (fifteen million Reais); iii) the CONTRACTING PARTY requires bankruptcy, or has its bankruptcy or civil insolvency required or decreed; iv) there is fusion, division, incorporation of actions, of or by the CONTRACTING PARTY, except between companies of the same economical group of the CONTRACTING PARTY, or any other process of corporate restructuration or dissolution of the CONTRACTING PARTY, without previous and express agreement of UNIBANCO, since, at the criteria of UNIBANCO, this corporate restructuration jeopardizes the compliance of the obligations due to this instrument. In this case, the early settlement must occur at the date indicated by UNIBANCO.

3.2. Without loss provided in the caput of this Clause, the CONTRACTING PARTY can require the early settlement of this Contract if there is settlement or intervention extrajudicial of UNIBANCO.

3.3. The obligations of the Parts due to this Contract must be early settled if: i) by supervenience of legal or regulatory standards, any of the Parameters is deleted; ii) the current operational conditions of the Financial Institutions are changed, in a way the operation object of this Contract is sealed or has its conditions changed in a way the operation becomes unfeasible; or iii) any taxes or contributions which has a significant impact in this operation are created. In this case, the early settlement must occur at the day in which the legal or regulatory measures are publicized.

3.3.1. If, under any legislative or normative change, there is accretion of taxes and contributions concerning this operation, or under it there is any new tax or contribution, the Parts must contact, via recorded call, to deliberate about who will be responsible for the respective additional costs. If the Parts do not agree in up to 3 . (three) working days from the start of the deliberations, any of the Parts can early settle this operation, and the calculation form must be observed as per clause 3.5 below.

3.4. If there is early settlement of this Contract, UNIBANCO can compensate their eventual credits due to this Contract with the adjust of any operation of derivatives (including options) which has been made with the CONTRACTING PARTY and which is overdue or is required. In this case, the value of each operation will be determined according to the respective contract or, in the absence of criteria to find this value, according to the market practices.

3.5. In the case of early settlement of this Contract, the obligations of UNIBANCO and CONTRACTING PARTY, due to this Contract, will be calculated separated by the Calculation Agent, according to the cost of restitution of this operation of derivative for the remainder period found at the date of the early settlement, based in the market standards and practices, observed the following criteria:

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i)           The Calculation Agent will perform the calculation of the values forecasting the future value of each obligation, based on the Parameter applicable, and bringing this future value to present value based in a Restitution Rate.

ii)           The Restitution Rate, expressed in annual base, will be equivalent to the current rate in the domestic market at the moment of the early settlement, for operations of derivative equivalent to the Operation, by its remaining deadline.

3.6. In any provided hypothesis in this Clause 3, the settlement of the obligations of the Parts due to this Contract must occur always and exclusively by the difference, as per Clause 2, above.

VOLUNTARY EARLY SETTLEMENT

4.           The Parts, in agreement, even before the Expiration Date, can decide for the partial or total settlement of this Contract; for this both the obligations of UNIBANCO and of the CONTRACTING PARTY will be calculated the same way mentioned in Clause 3.5, above, except concerning the Restitution Rate and the base value, which if necessary, will be established between the Parts, in agreement, at the date of the early settlement.

4.1. In any hypothesis provided in this Clause, the settlement of the obligations of the Parts due to this Contract must occur always and exclusively by the difference, as per Clause 2, above.

PAYMENT METHOD

5.           The values eventually payable from UNIBANCO to the CONTRACTING PARTY under this Contract must be paid by: i) credit in the investment account linked to current account of the CONTRACTING PARTY described in the preamble; or ii) TED to Investment Account kept by the CONTRACTING PARTY in other financial institution according to the payment instructions informed by the CONTRACTING PARTY.

5.1 The values eventually payable from the CONTRACTING PARTY to UNIBANCO under this Contract must be paid: i) by debit in the current account or investment account linked to current account of the CONTRACTING PARTY described in the preamble; or ii) if there is insufficiency of funds at the referred accounts, by TED, sent by the CONTRACTING PARTY, according to the payment instructions informed by the UNIBANCO.

5.2 The settlement of the obligations of the CONTRACTING PARTY, as per this Clause, will be conditioned, depending on the case: i) to the effective input or compensation of the resources sent via TED; or ii) to the effective availability of limit for withdraw in the accounts in which the respective debits are processed.

5.3 the financial settlement of this Contract will occur at the Expiration Date or, if there is early settlement, as indicated in Clause 3, or agreed by the parts, in the hypothesis of Clause 4.

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INTEREST AND CHARGES ON ARREARS

6.           If any Part incurs on arrears concerning the payment of any obligation assumed in this Contract, will apply to the total on arrears, since the expiration date to the date of the effective payment: i) the average rate practiced by the financial market (CDI — EXTRAGROUP disclosed by the Central de Liquidação e Custódia de Títulos Privados — CETIP), at the moment of the default; ii) interest on arrears in a rate of 1% (one per cent) every month. Not indemnifying fine of 2% (two per cent) will apply to the balance due added by the charges on arrears established above.

6.1. Will be payable by the Part on arrears the reimbursement of all the expenses with the charging of any credit from the other Part due to this Contract, as well as the attorney fees determined in court.

DEBIT IN CURRENT OR INVESTMENT ACCOUNT

7.           UNIBANCO is, from now on, irrevocably and irreversibly authorized to debit from the current account or from the investment account linked to the current account of the CONTRACTING PARTY indicated in the preamble, the amount, total or partial, of any obligation payable under this Contract, to any title.

7.1. The Settlement of any obligation of the CONTRACTING PARTY due to this Contract is conditioned to the existence of balance in the current or investment account in which the debit is processed in enough value for  its settlement, total or partial.

ALLOCATION OF THE PAYMENTS

8.           Any amount paid under this Contract will be allocated, in first place, in the payment of interest and charges on arrears, fines and charging expenses, if there is, and lately, the remaining balance, in the settlement of the value of principal of the obligations.

GENERAL DISPOSITIONS

9.           At the date of settlement of the obligations due to this Contract, the Calculation Agent will forward to the CONTRACTING PARTY the "Demonstrative of Settlement of Operation", which will be emitted according to the models on the Annex I of this Contract, according to the case, and will describe the settlement of the current operation as well as the determination of payments which must be under effected under it.

9.1 Not receiving the Demonstrative of Settlement of Operation, subject of the caput of this Clause 9 or its untimely receipt will not make the parts free from their obligations to pay the values due, within the deadlines and conditions agreed in this Contract. The parts must request, until the Expiration Date or until the early settlement date, by telephone, to the Calculation Agent, the value to be paid or received, in case of non receipt or untimely receipt of the Demonstrative of Settlement of Operation.

9.2. The CONTRACTING PARTY can request clarifications about the values paid or received under this Contract in up to 3 (three) days of the receipt of the Demonstrative of Settlement of Operation.

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10.           The CONTRACTING PARTY declares to know that all the calls with UNIBANCO, concerning this Contract, can be recorded, and that the referred Record, if occurs, will constitute enough proof of notification, for effects of Clause 9.1 above, as well as any existing agreement between the parts concerning this Contract, including related to the determination of the Restitution Rate.

11.           None of the Parts can alienate, transfer or encumber, through any way, its rights or obligations due to this Contract, without previous agreement, written, from the other part.

12.           The operation resulting from this Contract will be recorded and settles, according to the Regulation of the System of Protection Against Financial Risks - SPR, administrated together with Central of Custody and Financial Settlement of Titles - CETIP.

13. The Calculation Agent will be responsible: (a) for the calculation of the indexes and rates floating r fixed; (b) for the calculation of the monetary value of a currency in relation to other currency; (c) for the selection of the organs or agents responsible for the disclosure of the rate, index or price, when those indicated in this Contract are not disclosed; and (d) for the performance of any other function which has been specified in this Contract as responsibility of the Calculation Agent. Always the Calculation Agent is requested to act or judge otherwise, will do it with god faith.

14. Without loss as provided in clause 10 above, all changes to this Contract must be performed by contractual addition in written form.

15.           The Parts in this act acknowledge that TIM, its managers, administrators, employees and eventual sub-hired, are subjected to compliance with the “Code of Ethic” TIM, which provided that every business TIM, including this Contract, will be based on respect: (i) to the environment, including which concerns the discharge of batteries, emission of pollutants, garbage recycling (ii) to the standards of safety and health at workplaces, (iii) honesty and transparence with the partners, suppliers, CONTRACTING PARTIES, market and its governmental organs, (iv) to the interests of the society and the Parts, above the interests of its employees, representatives and service providers, which cannot obtain for them or for other people, information, opportunities, businesses, advantages, gifts or benefits using TIM’s name and reputation or because of their activities. The Code of Ethic TIM is filed in TIM headquarter and in every establishment, available for public consultation.

ARBITRATION

16.           Any dispute or controversy that can arise between the parts, due or related to the interpretation or execution of this Contract, Will be definitely submitted to arbitration, in the terms of Law 9.307, from September 23rd 1996, which must be conducted according to the Regulation of Arbitration of Business Chamber Brazil-Canada. In force at this date, available, among other forms, in the website http://www.ccbc.org.br which the Parts declare to have full knowledge in the act of execution of this Contract (the "Regulation of Arbitration"), and consonant to the dispositions of the Arbitral Convention in Clause 17, below.

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ARBITRAL CONVENTION — ARBITRATION CLAUSE

17. When established due to Clause 16 above, the arbitration between the parts of this Contract will be ruled by the following dispositions, as well as those from the Regulation of Arbitration.

17.1. The arbitration will be headquartered in São Paulo — SP, at the Center of Arbitration of Chamber of Business Brazil-Canada ("Center").

17.2. The arbitral procedure must occur in Portuguese, and the Record of the acts performed by any media available, including phonographic, audio-visual and electronic. These media must allow the storage and later consultation of the data by the Parts, keeping integrity, authorship and authenticity of information stored intact, at any time.

I7.3. In the terms of the Regulation of Arbitration, the Parts will deposit in the Center, at the date provided by the Arbitration, 20% (twenty percent) of the value of the estimated fees of the arbitrators and all expenses to be incurred with the establishment of the arbitral procedure, in a way that each Part afford with equal parts of the totality of the costs involved in the arbitration.

17.3.1. If any Part does not make the deposit of the values as mentioned in Clause 17.3, above, the other Part is authorized to make the lacking deposit.

17.3.2. The part which does not make the deposit as mentioned in Clause 17.3.1, above, must, in addition to the values referred in Clause 17.3 above, pay to the other Part, as a fine, the value equivalent to 20% (twenty percent) of the amount resulting from the sum of the value of estimated fees of the arbitrators and all expenses to be incurred for the establishment of the arbitral procedure.

17.4. The arbitral court ("Arbitral Court") will be composed by three arbitrators, indicates as follows.

17.5. Each of the Parts will indicate an arbitrator and his respective substitutes, qualifying them properly in the opportunity of execution of the Arbitration Term.

17.6. If any Part does not assign an arbitrator, because of omission or default, although has been submitted to the arbitration, the arbitrator of this Part will be indicated by the Center of Arbitration of the Chamber of Business Brazil Canada.

17.7. In the terms of the Regulation of Arbitration, it is agreed that the third arbitrator, which will be the President of Arbitral Court, will be elected by the arbitrators indicated by the Parts, as determined in the items above.

17.8. The Arbitral Court is authorized, in the terms of the article 11, IV of Arbitration Law, to apply, concerning the question submitted to the Arbitral Court, the following Standards, by order: (i) rules due to customs and traditions of the national and international financial market; (ii) Brazilian legislation, specially the standards directed to Brazilian financial institutions; (iii) general principles of Justice; and (iv) those arising from the international agreements and conventions. The arbitrators are not authorized to decide by equity.

17.8.1. The normative systems referred above must be applied in the order established above, and a previous system can only be deprecated by the following system of the list if the rules of that system, in the informed opinion of the arbitrators, are insufficient to decide about the object of the arbitration.

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17.9. To the Arbitral Court, any decision of injunction or precautionary content is expressly forbidden during the arbitration procedure.

17.10. The arbitral sentence will be pronounced in São Paulo, written, justifying the fundamentals of the decision and analyzing the questions of fact and justice, in the headquarter of the Center, within the deadline of 120 days from the date of institution of the arbitral procedure, corresponding to the date of receipt by the Center of the notification of the Part that started the arbitration procedure, in the terms of the Regulation.

17.11. The arbitral sentence pronounced will be definitive and unappealable, generating all effect of the judicial sentence, including res judicata formal and material.

17.12. The Parts agree in comply with the arbitral sentence faithful and timely, renouncing, from now on, irrevocably and irreversibly, to the presentation of any resource in any Court instance.

17.13. In the terms of the article 31 of the Arbitration Law, any Part can request by Law the execution of the arbitral sentence, with the objective of compelling the other Part to the corresponding compliance, exclusively of the County court of São Paulo.

17.14. The arbitral sentence will establish that the losing party will reimburse the other for any expenses incurred, including those referred to fees of the arbitrators and lawyers established by the Arbitral Court according to the relevant tables of fees, including reimburse of the amounts advanced in the terms of Clause 17.3 above.

17.15. The lawyers of the Parts, when constituted in the terms of the Regulation of Arbitration, must receive copy of all communications, notifications, mails, advices and other information about acts and determinations of the Arbitral Court sent to the Parts, being allowed to send information through email, fax or post at the choice of the sender.

17.16. In the terms of the Regulation of Arbitration, the arbitral procedure is strictly confidential, and it is forbidden to the members of the Center, to the arbitrators and to the Parts, as well as any other eventually involved, to disclose any information concerning it, to which those had access due to the occupation or participation in the referred procedure, except by Express authorization of the Parts.

17.17. The Parts elect the County court of São Paulo, State of São Paulo, to settle any demand coming from this Contract, renouncing to any other, as privileged it is, since the usage of the Judicial Power respect the limits established in the Arbitration Law, or has as finality the requirement of urgent judicial measures.

17.18. The Parts will observe and comply with the rules, deadlines and procedures for the compliance of the arbitral procedure as determined by the Regulation of Arbitration.

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ACCEPTANCE OF THE ARBITRATION CLAUSE OF THE DERIVATIVE CONTRACT – SWAP:
We declare that we have read, initialed and accepted, expressly and irrevocably, the terms of arbitral convention composed by the clause 17 of the DERIVATIVE CONTRACT – SWAP.

____________________________________________________________________
TIM CELULAR Sa
CONTRACTING PARTY

São Paulo, June 29 2009

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S/A

TIM CELULAR SA
CONTRACTING PARTY

WITNESSES: 1st _________________________________________ Name: SILVANA C. RODRIGUES CPF (Taxpayer ID No.): 148.194.338-30	2nd ________________________________________ Name: AMANDA GARCIA COSTA CPF (Taxpayer ID No.): 344.251.428-29

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MODEL
ATTACHMENT I – DEMONSTRATIVE OF SETTLEMENT OF DERIVATIVE OPERATION  – SWAP

São Paulo, ____________________,_____ 200____

(CONTRACTING PARTY)
Address
CNPJ/MF (Tax ID No.):
A/C Sr.

Agency/Investment Account linked to Current Account:

Ref.: DERIVATIVE CONTRACT — SWAP — N° 09F00018126, signed in 29/06/2009.

We communicate that, in this date, as established in the CONTRACT in reference, the following operation of swap is being settled [partial/ totally], according to the conditions below:

CHARACTERISTICS OF THE OPERATION OF SWAP
1) Base Value Settled R$
2) Adjusted Gross R$
3) Income Tax R$
4) Adjusted Net R$
5) Operation Date
6) Settlement Date
7) Parameter of the CONTRACTING PARTY Percentage: % Indexer:
8) Parameter of UNIBANCO Percentage: % Indexer:
9) Restitution Rate (if applicable) % APR

The debits and credits of values due to this CONTRACT will be effected in the Investment Account linked to Current Account of the CONTRACTING PARTY.

This Demonstrative is part of the CONTRACT in epigraph, to which it is linked and subordinated in an inseparable and complementary way.

UNIBANCO - UNIÃO DE BANCOS BRASILEIROS S/A
as the Calculation Agent

WITNESSES: 1st _________________________________________ Name: CPF:	2nd _________________________________________ Name: CPF:

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